Exhibit 99.1

Eversource Energy Reports First Quarter 2022 Results;
Initiates Strategic Review of Offshore Wind Investments

HARTFORD, Conn. and BOSTON, Mass. (May 4, 2022) – Eversource Energy (NYSE: ES) today reported first quarter 2022 earnings of $443.4 million, or $1.28 per share, compared with earnings of $366.1 million, or $1.06 per share, in the first quarter of 2021. Results for the first quarters of both 2022 and 2021 include after-tax costs associated with natural gas and water utility acquisitions. Those costs were $5.3 million, or $0.02 per share, in the first quarter of 2022, and $6.2 million, or $0.02 per share, in the first quarter of 2021.

Additionally, 2021 results reflected an after-tax charge of $24.1 million, or $0.07 per share, associated with customer credits related to an assessment by the Connecticut Public Utilities Regulatory Authority for The Connecticut Light and Power Company (CL&P) resulting from CL&P’s performance restoring power following the catastrophic impact of Tropical Storm Isaias in August 2020.

Also today, the Eversource Energy Board of Trustees approved a common dividend of $0.6375 per share, payable June 30, 2022, to shareholders of record as of May 19, 2022.

Electric Transmission

Eversource Energy’s transmission segment earned $148.5 million in the first quarter of 2022, compared with earnings of $135.4 million in the first quarter of 2021. Higher transmission earnings were primarily due to additional electric transmission system investment.

Electric Distribution

Eversource Energy’s electric distribution segment earned $140.9 million in the first quarter of 2022, compared with earnings of $117.3 million1 in the first quarter of 2021, excluding the CL&P charge noted above. Improved results were due primarily to lower pension costs and higher revenues, partially offset by higher expense related to operations and maintenance (O&M), depreciation, property tax, and interest.

Natural Gas Distribution

Eversource Energy’s natural gas distribution segment earned $164 million in the first quarter of 2022, compared with earnings of $147.6 million in the first quarter of 2021. Improved results were due primarily to higher revenues and lower pension costs, partially offset by higher O&M, property and other taxes, interest and depreciation expense.

Water Distribution

Eversource Energy’s water distribution segment earned $3.7 million in the first quarter of 2022, compared with earnings of $3.6 million in the first quarter of 2021.

Parent and other companies

Parent and other companies, including acquisition and transition costs, had net losses of $13.7 million in both the first quarters of 2022 and 2021. Lower acquisition-related costs were offset by higher interest costs.

The company today reaffirmed its 2022 non-GAAP earnings projection of between $4.00 per share and $4.17 per share, which excludes acquisition- and transition- related costs.

Also today, Eversource announced that it had initiated a strategic review of its offshore wind investment portfolio. As part of that review, the company will explore strategic alternatives that could result in a potential sale of all or part of its 50 percent interest in its offshore wind joint venture with Ørsted. The Eversource Energy Board of Trustees approved this action earlier today.

Joe Nolan, Eversource’s president and chief executive officer, said, “In light of the record-setting prices in the recent federal lease auction for tracts around the New York Bight and an evolving landscape, we are conducting a fulsome review of our interest in the joint venture with Ørsted to assess alternatives that will allow us to create shareholder value and continue building a leading clean energy company that is wholly supportive of our region’s climate change goals. Eversource remains committed to supporting offshore wind with advocacy, transmission investment solutions, and clean energy resource integration. We have seen up close why Ørsted is unquestionably the world leader in engineering, building and operating offshore wind and have no doubt that the joint venture we launched five years ago will be a tremendous source of clean energy and economic development for the Northeast.”

Eversource expects to complete this review during 2022. If the recommended path forward following the strategic review is a sale of all or part of Eversource’s interest in the joint venture, Eversource expects potential proceeds from such transaction would likely be used to support Eversource’s regulated investments in strengthening, modernizing and decarbonizing its regulated energy and water delivery systems. In February 2022, Eversource identified more than $18 billion of regulated investments it plans to make in its systems from 2022 through 2026. Some potential additional initiatives, such as advanced metering infrastructure and additional transmission investments to connect offshore wind projects through Cape Cod, are not yet reflected in its long-term forecast.

Nolan added, “Today, we are reaffirming our target earnings per share growth in the upper half of 5-7 percent through 2026 solely from our regulated businesses. This growth rate could be enhanced by utilizing proceeds from a sale of offshore wind assets to reduce financing needs and/or fund additional regulated investments to serve our 4.4 million customers.”

The joint venture includes three contracted projects with a total capacity of approximately 1,758 MW, as well as up to 175,000 acres of offshore wind area not allocated to a specific project. These existing projects and the open lease area are comprised of:

●	South Fork Wind (130 MW): located 35 miles east of Long Island’s Montauk Point, will interconnect into eastern Long Island where it will deliver power to households under a long-term power purchase agreement with the Long Island Power Authority. Construction of South Fork began in early 2022 and the project is expected to be placed into service in late 2023.

●	Revolution Wind (704 MW): located approximately 15 miles south of the Rhode Island coast, will deliver power under long-term contracts to Rhode Island (400 MW) and Connecticut (304 MW). Revolution Wind is expected to be placed in service in 2025.

●	Sunrise Wind (924 MW): located approximately 30 miles east of Long Island’s Montauk Point, will deliver power to New York State under a long-term purchase agreement with NYSERDA. Sunrise Wind is expected to be commissioned in late 2025.

●	Open lease area: Up to 175,000 acres located 25 miles off the Massachusetts South Coast that is open for additional wind development.

As the strategic review proceeds, Eversource remains committed to continue providing oversight of the siting and construction of onshore elements of the three active projects noted above.  Continued strong progress on these three important offshore wind projects will not be affected by Eversource’s strategic review.

Nolan added, “Eversource has solicited Ørsted’s input on the process of our strategic review and will continue to engage with our partner as the process moves forward.”

Eversource has engaged Goldman Sachs and Ropes & Gray as advisors for this strategic review. Eversource cannot provide assurances regarding the outcome of this review.

The following table reconciles consolidated earnings per share for the first quarters of 2022 and 2021:

		First Quarter
2021	Reported EPS	$1.06
	Higher transmission earnings in 2022	0.04
	Higher electric distribution revenues in 2022 and lower pension costs offset by higher O&M, depreciation, property taxes, and interest	0.07
	Higher natural gas distribution revenues in 2022 and lower pension costs offset by higher O&M, property and other taxes, interest, depreciation	0.04
	Absence of charge related to CL&P customer credits	0.07
2022	Reported EPS	$1.28

Financial results for the first quarters of 2022 and 2021 for Eversource Energy’s business segments and parent and other companies are noted below:

Three months ended:

(in millions, except EPS)	March 31, 2022	March 31, 2021	Increase/ (Decrease)	2022 EPS[1]
Electric Transmission	$148.5	$135.4	$13.1	$0.43
Electric Distribution[1]	140.9	117.3	23.6	0.41
Natural Gas Distribution	164.0	147.6	16.4	0.47
Water Distribution	3.7	3.6	0.1	0.01
Parent and Other Companies[1]	(8.4)	(7.5)	(0.9)	(0.02)
Acquisition and transition charges	(5.3)	(6.2)	0.9	(0.02)
CL&P storm performance charge	---	(24.1)	24.1	---
Reported Earnings	$443.4	$366.1	$77.3	$1.28

Eversource Energy has approximately 345 million common shares outstanding. It operates New England’s largest energy delivery system and serves approximately 4.4 million electric, natural gas and water utility customers in Connecticut, Massachusetts and New Hampshire.

CONTACT:

Jeffrey R. Kotkin

(860) 665-5154

Note: Eversource Energy will webcast a conference call with senior management on May 5, 2022, beginning at 8:30 a.m. Eastern Time. The webcast and associated slides can be accessed through Eversource’s website at www.eversource.com.

1 All per-share amounts in this document are reported on a diluted basis. The only common equity securities that are publicly traded are common shares of Eversource Energy. The earnings and EPS of each business do not represent a direct legal interest in the assets and liabilities of such business, but rather represent a direct interest in Eversource Energy's assets and liabilities as a whole. EPS by business is a financial measure not recognized under generally accepted accounting principles (non-GAAP) that is calculated by dividing the net income or loss attributable to common shareholders of each business by the weighted average diluted Eversource Energy common shares outstanding for the period. Earnings discussions also include non-GAAP financial measures referencing 2022 earnings and EPS excluding certain acquisition and transition costs and 2021 earnings and EPS excluding charges at CL&P related to an October 2021 settlement agreement that included credits to customers and funding of various customer assistance initiatives and a 2021 storm performance penalty imposed on CL&P by the PURA.

Eversource Energy uses these non-GAAP financial measures to evaluate and provide details of earnings results by business and to more fully compare and explain 2022 and 2021 results without including these items. This information is among the primary indicators management uses as a basis for evaluating performance and planning and forecasting of future periods. Management believes the impacts of acquisition and transition costs, the CL&P October 2021 settlement agreement, and the 2021 storm performance penalty imposed on CL&P by the PURA are not indicative of Eversource Energy’s ongoing costs and performance.  Management views these charges as not directly related to the ongoing operations of the business and therefore not an indicator of baseline operating performance.  Due to the nature and significance of the effect of these items on net income attributable to common shareholders and EPS, management believes that the non-GAAP presentation is a more meaningful representation of Eversource Energy’s financial performance and provides additional and useful information to readers in analyzing historical and future performance of the business. These non-GAAP financial measures should not be considered as alternatives to Eversource Energy’s consolidated net income attributable to common shareholders or EPS determined in accordance with GAAP as indicators of Eversource Energy’s operating performance.

This document includes statements concerning Eversource Energy’s expectations, beliefs, plans, objectives, goals, strategies, assumptions of future events, future financial performance or growth and other statements that are not historical facts. These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Generally, readers can identify these forward-looking statements through the use of words or phrases such as “estimate,” “expect,” “anticipate,” “intend,” “plan,” “project,” “believe,” “forecast,” “should,” “could” and other similar expressions.  Forward-looking statements involve risks and uncertainties that may cause actual results or outcomes to differ materially from those included in the forward-looking statements.  Forward-looking statements are based on the current expectations, estimates, assumptions or projections of management and are not guarantees of future performance. These expectations, estimates, assumptions or projections may vary materially from actual results. Factors that may cause actual results to differ materially from those included in the forward-looking statements include, but are not limited to: cyberattacks or breaches, including those resulting in the compromise of the confidentiality of our proprietary information and the personal information of our customers; disruptions in the capital markets or other events that make our access to necessary capital more difficult or costly; the negative impacts of the novel coronavirus (COVID-19) pandemic, including any new or emerging variants, on our customers, vendors, employees, regulators, and operations; changes in economic conditions, including impact on interest rates, tax policies, and customer demand and payment ability; ability or inability to commence and complete our major strategic development projects and opportunities, acts of war or terrorism, physical attacks or grid disturbances that may damage and disrupt our electric transmission and electric, natural gas, and water distribution systems; actions or inaction of local, state and federal regulatory, public policy and taxing bodies, substandard performance of third-party suppliers and service providers; fluctuations in weather patterns, including extreme weather due to climate change; changes in business conditions, which could include disruptive technology or development of alternative energy sources related to our current or future business model; contamination of, or disruption in, our water supplies; changes in levels or timing of capital expenditures; changes in laws, regulations or regulatory policy, including compliance with environmental laws and regulations; changes in accounting standards and financial reporting regulations; actions of rating agencies; and other presently unknown or unforeseen factors.

Other risk factors are detailed in Eversource Energy’s reports filed with the Securities and Exchange Commission (SEC). They are updated as necessary and available on Eversource Energy’s website at www.eversource.com and on the SEC’s website at www.sec.gov. All such factors are difficult to predict and contain uncertainties that may materially affect Eversource Energy’s actual results, many of which are beyond our control. You should not place undue reliance on the forward-looking statements, as each speaks only as of the date on which such statement is made, and, except as required by federal securities laws, Eversource Energy undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.

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